[Magna Group, Inc. Letterhead]

                                November 19, 1997




Charter Financial, Inc.
114 West Broadway
Sparta, Illinois 62286

Ladies and Gentlemen:

         We have, today, entered into an Agreement and Plan of Merger (the "Agreement") by and between Magna Group, Inc. ("Magna") and Charter Financial, Inc. ("Charter"). Notwithstanding Section 9.8 of the Agreement, this Supplemental Letter shall constitute the additional agreements and understandings of Magna and Charter and, to the extent expressly set forth herein, shall be in supplement thereof. All terms used herein without definition have the same meanings as ascribed to such terms in the Agreement.

         Accordingly, in consideration of the parties having entered into the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is further agreed that:

         1. The employment of John A. Becker ("Becker") under that certain Employment Agreement dated as of October 15, 1993 by and between Charter Bank, S.B. ("Charter Bank") and Becker shall terminate as of the Effective Time. As of the Effective Time, Charter or Charter Bank will pay to Becker cash in the amount of $587,253, which shall be in full satisfaction of all obligations owed to Becker by Charter Bank under said employment agreement.

         2. Magna shall honor and assume the financial obligations under (i) the Employment Agreement dated as of April 17, 1997, as amended, by and between Charter Bank and Michael R. Howell ("Howell"), (ii) the Employment Agreement dated as of April 17, 1997, as amended, by and between Charter Bank and Linda M. Johnson ("Johnson"), and (iii) the Employee Severance Compensation Plan, as to which Charter hereby represents that Karen P. Jacobus ("Jacobus") is and will be the sole participant. Becker, Howell, Johnson and Jacobus shall be referred to collectively as the "Subject Employees." Upon the termination of employment with Magna or any Magna affiliate for any reason (including death, disability, early or normal retirement and voluntary termination) at any time during the initial three-year term thereof, Magna or a Magna affiliate shall pay (a) in the case of Howell, cash in the amount of $311,979 to Howell; (b) in the case of Johnson,


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cash in the amount of $302,876 to Johnson; and (c) in the case of Jacobus,  cash in an amount equal to two times her cash compensation for the 12 months ending on the last day of the month next preceding her termination date to Jacobus.

         3. For the period of time set forth below with respect to each Subject Employee, Magna shall continue, at the sole cost of Magna, certain benefits for each Subject Employee as such Subject Employee shall elect on or prior to ten business days prior to the Effective Time (if no such election is made, Magna shall provide the benefits consistent with subparagraph (i) below). Each Subject Employee may elect benefits from one of the following two choices:

         (i) life medical, dental and disability insurance and benefits provided to employees of Magna of comparable positions immediately prior to the Effective Time, or

         (ii) life, medical, dental, and disability insurance and benefits provided through insurance and benefit plans sponsored by the Illinois League of Financial Institutions (the "Illinois League") and substantially identical to coverage maintained by the Charter Entities for such Subject Employee immediately prior to the Effective Time.

The time period for which Magna shall continue such elected coverage for each Subject Employee is as follows:

         Subject Employee           Time Period

         Becker                     36 months following the Effective Time

         Howell 36 months following his termination of service from Magna or any Magna affiliate

         Johnson 36 months following her termination of service from Magna or any Magna affiliate

         Jacobus 6 months following her termination of service from Magna or any Magna affiliate

         4. At the Effective Time with respect to Becker and the applicable termination date with respect to Howell, Johnson or Jacobus, each of Becker, Howell, Johnson and Jacobus shall, if requested by Magna, enter into appropriate releases with respect to their termination of rights under their respective employment arrangements, subject to Magna's obligations to provide continuing life, medical, dental and disability insurance and benefits (or to pay for such coverage provided by the Illinois League) as described herein. Notwithstanding the foregoing, upon the death of any Subject Employee, Magna's obligation to continue such insurance and benefits with respect to such Subject Employee shall terminate.

         5. James H. Clutts, R. Eugene Watson, Dennis F. Doelitzch, Carl S. Schlageter, William A. Norton, Klondis T. Pirtle, John A. Becker, Michael R. Howell and Linda M. Johnson shall at the Effective Time be entitled to become members of an Advisory Board of Merger Sub or another Magna affiliate (as determined by Magna) for a term of four years following the Effective Time. Each such member shall receive compensation of $200 per year for service on such Advisory Board. In the event that Howell or Johnson become employed by a financial institution other than Magna Bank or another Magna Subsidiary, Howell or Johnson, as the case may be, shall as of the date of such employment, no longer be entitled to continue as a member of such Advisory Board. Magna shall not take any action to amend the RRP which would have the effect of excluding future service as an advisory director from the definition of "Continuous Service" under such plan.

         IN WITNESS WHEREOF, the parties intending to be legally bound have caused this Supplemental Letter to be executed.


                                    MAGNA GROUP, INC.



                                    By:  /s/ G. Thomas Andes
                                         G. Thomas Andes
                                         Chairman and Chief Executive Officer


                                    CHARTER FINANCIAL, INC.



                                     By:  /s/ John A. Becker
                                         John A. Becker
                                         President and Chief Executive Officer



Agreed to and confirmed this 19th day of November, 1997.


/s/ John A. Becker                           /s/ Michael R. Howell
----------------------------------          ------------------------------------
John A. Becker                              Michael R. Howell


/s/ Linda M. Johnson                         /s/ Karen P. Jacobus
----------------------------------          ------------------------------------
Linda M. Johnson                            Karen P. Jacobus